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                                                                    Exhibit 21

             List of Subsidiaries of Farmers & Merchants Bancorp

Farmers & Merchants Bank of Central California (incorporated in California)

Farmers & Merchants Investment Corporation (incorporated in California), a subsidiary of Farmers & Merchants Bank of Central California

Farmers/Merchants Corp. (incorporated in California), a subsidiary of Farmers & Merchants Bank of Central California